As filed with the Securities and Exchange Commission on April 17, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VEON LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Index Tower (East Tower), Unit 1703 Dubai International Financial Centre (DIFC) United Arab Emirates (Address of Principal Executive Offices, including zip code)	Not Applicable (I.R.S. Employer Identification No.)

VEON LTD 2021 LONG TERM INCENTIVE PLAN, AS AMENDED

VEON LTD 2021 DEFERRED SHARE PLAN, AS AMENDED
VEON LTD UMBRELLA INCENTIVE PLAN
(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:
Melisa Brower, Esq.

Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
+1 (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ❑

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by VEON Ltd., an exempted company limited by shares, incorporated and existing under the laws of Bermuda with registration number 43271 (the “Registrant”), to register 94,411,725 of its common shares, par value $0.001 per share (the “Common Shares”).  Of these Common Shares, 19,350,900 are issuable under the VEON Ltd. 2021 Long Term Incentive Plan (as amended), 16,067,350 are issuable under the VEON Ltd. 2021 Deferred Share Plan (as amended), and 58,993,475 are issuable under the VEON Ltd. Umbrella Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 16, 2026, which contains the Registrant’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed (File No. 001-34694).

(b) The reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended (the “Exchange Act”) on January 28, 2026, January 30, 2026, February 11, 2026, March 13, 2026, March 16, 2026, and March 31, 2026.

(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025.

(d) The description of the Registrant’s securities registered under Section 12 of the Exchange Act, filed as Exhibit 2.6 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on October 17, 2024, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an exempted company, with liability limited by shares, incorporated and existing under the laws of Bermuda. Section 98 of the Bermuda Companies Act 1981, as amended (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors employed by the company against any loss or liability which by virtue of rule of law or otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 of the Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any costs and expenses incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act. Section 98 of the Companies Act also provides that a Bermuda company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Pursuant to the Registrant’s bye-laws, the Registrant will indemnify and hold harmless its directors and officers from and against all actions, costs, charges, liabilities, losses, damages and expenses incurred or sustained by such person (or their heirs, executors or administrators, as applicable) in connection with any act done, concurred in or omitted in the execution of its business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent permitted by applicable law. The foregoing indemnity will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. The Registrant has entered into separate indemnification agreements with certain of its directors and officers pursuant to which the Registrant has agreed to indemnify each of them within substantially the same scope as provided in the Registrant’s bye-laws.

The Registrant maintains directors’ and officers’ liability insurance policies that provide coverage to directors and officers against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Form of Deposit Agreement (common shares), as amended, between VEON Ltd. and The Bank of New York Mellon, as depositary, incorporated by reference to Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on April 25, 2025
4.2	Rules of the VEON Ltd. 2021 Long Term Incentive Plan, as amended November 7, 2023, incorporated by reference to Exhibit 4.6 to the Registrant’s Form 20-F filed with the Commission on October 17, 2024
4.3	Rules of the VEON Ltd. 2021 Deferred Share Plan, as amended November 7, 2023, incorporated by reference to Exhibit 4.7 to the Registrant’s Form 20-F filed with the Commission on October 17, 2024
4.4*	Rules of the VEON Ltd. Umbrella Incentive Plan
5.1*	Opinion of Wakefield Quin, with respect to the legality of the securities being registered
23.1*	Consent of UHY LLP
23.2*	Consent of Wakefield Quin (included in the opinion filed as Exhibit 5.1)
24.1*	Limited Power of Attorney of the directors of the Registrant (contained in the signature pages hereto)
107*	Filing Fee Table

_____________

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Dubai International Financial Centre, United Arab Emirates, on April 17, 2026.

VEON Ltd.
(Registrant)

By:	/s/ Kaan Terzioğlu
Name:	Kaan Terzioğlu
Title:	Director & Group Chief Executive Officer

Limited Power of Attorney
(Form S-8)

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Kaan Terzioğlu and Burak Ozer or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kaan Terzioğlu
Kaan Terzioğlu	Director & Group Chief Executive Officer	April 17, 2026
(Principal Executive Officer)

/s/ Burak Ozer
Burak Ozer	Group Chief Financial Officer	April 17, 2026
(Principal Financial Officer and Principal Accounting
Officer)

/s/ Andrei Gusev
Andrei Gusev	Director	April 17, 2026

/s/ Rt Hon Sir Brandon Lewis CBE
Rt Hon Sir Brandon Lewis CBE	Director	April 17, 2026

/s/ Duncan Perry
Duncan Perry	Director	April 17, 2026

/s/ Michael R. Pompeo
Michael R. Pompeo	Director	April 17, 2026

/s/ Michiel Soeting
Michiel Soeting	Director	April 17, 2026

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on April 17, 2026.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.